EXHIBIT 4.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT NO. 2, dated as of April 15, 2008 (this "Amendment No. 2"), to the Amended and Restated Rights Agreement, dated as of August 4, 2006, between News Corporation, a Delaware corporation (the "Company"), and Computershare Investor Services, LLC (the "Rights Agent"), as amended by Amendment No. 1 thereto, dated as of January 3, 2007 (as amended, the "Rights Agreement"). Capitalized terms used in this Amendment No. 2 but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent agreed as of January 3, 2007, to amend the Rights Agreement as set forth in Amendment No. 1;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent, shall, if directed by the Company, supplement or amend any provision of the Rights Agreement, without the approval of any holders of Common Stock;

WHEREAS, the Distribution Date has not occurred;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment No. 2 complies with Section 27 of the Rights Agreement;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

    Section 7(a) of the Rights Agreement is hereby amended to read in its entirety:

    "Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

    (a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, and an amount equal to any tax or charge required to be paid under Section 9(e), at or prior to the earlier of (i) 5:00 P.M., New York City time, on April 15, 2008 (the "Final Expiration Date"), or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earlier of clauses (i) and (ii) being referred to herein as the "Expiration Date")."

    The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment No. 2, mutatis mutandis.
    The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
    This Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein, each of the Company and the Rights Agent hereby acknowledges and agrees that at 5:00 P.M., New York City time on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.
    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		NEWS CORPORATION

By:	/s/ Laura O'Leary	By:	/s/ Lawrence A. Jacobs
Name: Laura O'Leary		Name: Lawrence A. Jacobs
Title: Corporate Secretary		Title: Senior Executive Vice
President and Group
General Counsel

Attest:		COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Karen A. Carlson	By:	/s/ Dennis V. Moccia
Name: Karen A. Carlson		Name: Dennis V. Moccia
Title: Paralegal		Title: Managing Director